Exhibit 99.2

Contacts:	William C. Roberts Director, Corporate Communications VIROPHARMA INCORPORATED Phone (610) 321-6288

VIROPHARMA FILES SUPPLEMENT TO VANCOCIN PETITION FOR STAY OF ACTION

- Scientific Supplement Also to be Filed This Quarter -

Exton, PA, May 31, 2006 — ViroPharma Incorporated (Nasdaq: VPHM) today filed a supplement to its Petition for Stay of Action with the FDA regarding the bioequivalence requirements for abbreviated new drug applications (ANDAs) that seek to copy Vancocin. The document sets forth legal arguments in support of ViroPharma’s strong belief that the decision of the FDA’s Office of Generic Drugs (OGD) to lower the bioequivalence standards for generic copies of Vancocin violated numerous federal statutes and FDA’s own regulations with the result that the new standard cannot, as a matter of law, be used in the review or approval of applications for generic versions of Vancocin.

In addition to this filing, ViroPharma intends to supplement the Petition for Stay of Action later this quarter with a filing containing scientific arguments that show that the OGD’s new standard is unsupportable as a matter of science.

The filing made by ViroPharma today can be viewed in its entirety on ViroPharma’s corporate website, at http://www.viropharma.com/OGDpetition. The document is also being furnished today with the SEC as an exhibit to a Current Report on Form 8-K, and will be available on the EDGAR section of the SEC website as well as the SEC filings page of the ‘investing’ section of the ViroPharma website. The company also expects that the document will become available on the docket management section of the FDA website within approximately two weeks.

ViroPharma intends to vigorously oppose any approach that does not require rigorous scientific methods including human clinical studies, consistent with good medicine and science. The company also believes that, given the growing number of patients with severe, and possibly life-threatening, C. difficile-associated disease, the appropriate expert advisory groups must validate the scientific and medical appropriateness of the approval standards for a generic locally acting vancomycin capsule product.

C. difficile is a bacterium, which under certain circumstances, typically after antibiotic therapy, can colonize the lower gastrointestinal tract where it may produce toxins which cause inflammation of the colon and diarrhea, and the associated complications of disease, including death. Advanced age, gastrointestinal surgery/manipulation, long length of stay in healthcare settings, a serious underlying illness and compromised immunity are conditions associated with increased risk of disease. According to the CDC, there are approximately 3,000,000 cases of antibiotic-associated diarrhea per year, of which 15 to 25 percent are caused by C. difficile.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company’s website at www.viropharma.com.

Certain statements in this press release may contain forward-looking statements that involve a number of risks and uncertainties, including the Company’s plans to vigorously oppose changes to OGD practices regarding a generic applicant’s ability to request such a waiver of in-vivo bioequivalence testing for Vancocin provided that dissolution testing demonstrates that the test product is rapidly dissolving at certain specified conditions. There can be no assurance that ViroPharma’s efforts to oppose this change in OGD’s practices will be successful. If we are unable to change this approach at FDA, the threat of generic competition will become more acute. The entry of competing generic products will significantly affect our sales of Vancocin and our financial performance. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. These factors, and other factors, including, but not limited to those described in ViroPharma’s quarterly report on Form 10-Q for the quarter ended March 31, 2006 filed with the Securities and Exchange Commission could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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